LICENCE AGREEMENT

between

YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED

and

MODIGENTECH LTD.

S. HOROWITZ & CO.
31 Ahad Ha'am Street
Tel-Aviv 65784
ISRAEL

L/88017/4890/1714270/1
Ref.: 07-2575-10-75

No.: 122321-008

TABLE OF CONTENTS

LICENCE AGREEMENT

Between

YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED
a company duly registered under the laws of Israel of
P O Box 95, Rehovot 76100, Israel

(hereinafter, **"Yeda"**)

and

MODIGENTECH LIMITED
a company duly registered under the laws of Israel with registered number 513105205, of 3 Sapir Street, Weizmann Science Park, Nes Ziona, Israel

(hereinafter, **"the Company"**)

PREAMBLE:

WHEREAS: (A) in the course of research conducted at the Weizmann Institute of Science (**"the Institute"**), under the supervision of Professor Yoram Shechter of the Department of Biological Chemistry in consultation with Professor Mati Fridkin of the Department of Organic Chemistry (together **"the Scientists"**), the Scientists, together with other scientists of the Institute (all of the aforementioned persons collectively **"the Inventors"**) arrived at an invention relating to Reversible PEGylated Drugs (**"the Invention"**), all as more fully described in PCT patent application number PCT/IL97/00265 entitled "Long-Acting Drugs and Pharmaceutical Compositions Comprising Them" (Yeda reference number 9646) (**"the First Existing Patent"**) and PCT patent application number PCT/IL01/01005 entitled "Long-Acting Cytokine Derivatives and Pharmaceutical Compositions Comprising Them" (Yeda reference number 2000-037) (**"the Second Existing Patent"**) (the First Existing Patent and the Second Existing Patent **"the Existing Patents"**) and PCT patent application number PCT/IL2001/000321 entitled "Reversible

PEGylated Drugs" and corresponding patent applications (Yeda reference number 2003-051) (**"the Existing Patent Applications"**) all as listed in the patent card attached as **Appendix A(1)** hereto and created and/or generated the know-how and other information relating to the Invention as described in **Appendix A(2)** hereto (**"the Know-How"**); and

(B) by operation of Israeli law and/or under the terms of employment of the Inventors at the Institute and pursuant to an agreement between the Institute, Yeda and the Inventors, all right, title and interest of the Institute and the Inventors in and to the Invention, the Know-How and in the Existing Patents and the Existing Patent Application vests and shall vest in Yeda; and

(C) the parties have previously entered into an Evaluation and Option Agreement dated 7 July 2009, and certain results of the evaluation carried out pursuant thereto, as set out therein, vest in Yeda ("**the Results**");

(D) subject to and in accordance with the terms of this Agreement, the Company wishes to receive, and Yeda is willing to grant to the Company, a worldwide exclusive licence in respect of the Licensed Information (as hereinafter defined) and under the Patents (as hereinafter defined), for the development, production, marketing and sale of Products (as hereinafter defined), all subject to and in accordance with the terms and conditions of this Agreement below;

(E) the Company is a wholly-owned subsidiary of Prolor Biotech, Inc., a public company duly registered under the laws of the State of Nevada with registered number C20540-2003 ("**Prolor**"),

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES HERETO AS FOLLOWS:

1. <u>PREAMBLE, APPENDICES AND INTERPRETATION</u>

1.1. The Preamble and Appendices hereto form an integral part of this Agreement.

1.2. In this Agreement the terms below shall bear the meanings assigned to them below, unless the context shall indicate a contrary intention:

1.2.1. **"Affiliated Entity"** - shall mean, with respect to any party hereto, any company, corporation, other entity or person (hereinafter, collectively, **"entity"**), which directly or indirectly, is controlled by, or controls, or is under common control with, such party. For the purposes of this definition, **"control"** shall mean the ability, directly or indirectly, to direct the activities of the relevant entity (save for an ability flowing solely from the fulfilment of the office of director or another office) and shall include, without limitation, the holding, directly or indirectly, of more than 30% (thirty percent) of the issued share capital or of the voting power of the relevant entity or the holding, directly or indirectly, of a right to appoint more than 30% (thirty percent) of the directors of such entity or of a right to appoint the chief executive officer of such entity;

1.2.2. **"Development Program"** - shall mean, with respect to any Product or Products, a development program specifying the activities and timetable necessary to develop such Products to commercialisation, and to achieve the milestones set out in clause 6.6 below and additional deadlines, including the performance of steps required for obtaining regulatory approvals from all relevant authorities for, such Products and/or the sale of such Products including the performance of toxicological tests, pharmacological and efficacy tests, pre-clinical tests and clinical trials and the steps required for obtaining regulatory approvals from the U.S. Food and Drug Administration (**"the FDA"**) or, in the case of any member state of the European

Union, the European Medicines Agency (**"the EMEA"**) or the national medicinal agency in such member state, or equivalent regulating authorities in other countries and the development of procedures and facilities for commercial production of such Products, sales projections and proposed marketing efforts;

1.2.3. **"Distributor"** shall mean an independent third party not affiliated with either the Company or any Sublicensee with whom there is a bona fide distribution, reseller or similar agreement pursuant to which such third party does not have any rights under the Licensed Information or the Patents and purchases Products from the Company or a Sublicensee or from another Distributor in consideration for the purchase price therefor only (and no other consideration), solely for resale and/or distribution in the same form (meaning without any change and/or reconfiguration thereof or incorporation thereof into any other product) to another Distributor or to end-users, for monetary consideration only;

1.2.4. **"Exchange Rate"** - shall mean, with respect to any amount to be calculated, or which is paid or received in a currency other than US Dollars, the rate reported in the *Wall Street Journal* for the purchase of US Dollars with such currency (except if such currency is New Israel Shekels, in which case such rate shall be the Bank Hapoalim Rate as defined below on the last Business Day prior to the date of calculation, payment or receipt, as the case may be; for the purpose of the above, **"Business Day"** shall be a day, other than a Saturday, Sunday or other day on which the principal banks located in New York are not

open for business during normal banking hours; and "**Bank Hapoalim Rate"** shall mean the average of the selling and buying exchange rates of New Israel Shekels (in respect of cheques and remittances) and the US Dollar prevailing at Bank Hapoalim B.M. at the end of business on the date of calculation, payment or receipt, as the case may be;

1.2.5. **"First Commercial Sale"** - shall mean, with respect to any Product in any country, the first commercial sale of such Product to a customer in such country after FDA New Drug Approval, EMEA or National Medicinal Agency marketing approval or equivalent approval in such country has been obtained for such Product. For the avoidance of doubt, any sale for experimental, promotional or test market purposes shall not constitute a First Commercial Sale, but without derogating from any royalty obligation in respect thereof;

1.2.6. **"Licence"** - shall mean an exclusive worldwide licence under the Licensed Information and the Patents, for the development, production, marketing and sale of Products, subject to the provisions of clause 4.1 below and the other terms and conditions of this Agreement;

1.2.7. **"Licensed Information"** - shall mean: (i) the Invention; (ii) the Know-How; and (iii) the Results;

1.2.8. **"Net Sales"** - shall mean the total amount invoiced by the Company and the total amount invoiced by each Sublicensee and each Distributor in connection with the sale of Products (for the avoidance of doubt, whether such sales are made before or after the First Commercial Sale of any Product in

any country); in all cases after deduction of:

(i) sales taxes (including value added taxes) to the extent applicable to such sale and included in the invoice in respect of such sale (but no franchise, income or other taxes of any kind whatsoever);

(ii) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections or returns of Products previously sold;

(iii) bad debts (as determined in accordance with Israeli income tax regulations), deriving from Net Sales in respect of which royalties were paid by the Company pursuant hereunder;

(iv) packaging, outbound transportation, shipping and insurance charges, to the extent that such items are applicable to such sale and are separately itemised and invoiced and actually paid as evidenced by invoices, receipts or other appropriate documents; and

(v) royalties actually paid by the Company to a third party in return for a licence to the Company to use compounds contained in the Product which is the subject of such Net Sales, in a case where but for such licence, it would not be possible to sell such Product in such country without infringing such third party's patent rights, to the extent that the amount of such deduction does not in

total exceed 3.5% of the relevant Net Sales in such country prior to such deduction,

provided that:

(a) with respect to sales which are not at arms-length and/or are not in the ordinary course of business and/or are not according to then current market conditions for such a sale, the term **"Net Sales"** shall mean the total amount that would have been due in an arms-length sale made in the ordinary course of business and according to the then current market conditions for such sale or, in the absence of such current market conditions, according to market conditions for sale of products similar to the Products; and

(b) with respect to sales by the Company and/or a Sublicensee, as applicable, to any Affiliated Entity of the Company or of such Sublicensee, as the case may be, the term, **"Net Sales"** shall mean the higher of: (A) "Net Sales", as defined in paragraph (a) above; and (B) the total amount invoiced by such Affiliated Entity on resale to an independent third party purchaser after the deductions specified in subparagraphs (i) to (v) above, to the extent applicable;

and provided that in respect of a sale by the Company or a Sublicensee (or an Affiliated Entity of either) to a Distributor appointed by the Company or such

Sublicensee (or an Affiliated Entity of either, as applicable), or by a Distributor to another Distributor, "Net Sales" shall mean the total amount invoiced by such Distributor (if more than one, the final Distributor) in respect of Products sold to it by the Company or such Sublicensee (or an Affiliated Entity of either, as applicable) or by another Distributor;

1.2.9. **"Patents"** - shall mean: (i) the Existing Patents; (ii) the Existing Patent Application and all patents which may be granted thereon; and (iii) all other patent applications or applications for certificates of invention derived from or based on any non-public Licensed Information and all patents or certificates of invention which may be granted thereon; as well as all continuations, continuations-in-part, patents of addition, divisions, renewals, reissues and extensions (including any patent term extension) of any of the aforegoing patents, but excluding: (a) patents that have been invalidated or cancelled pursuant to the final (*i.e.* unappealed or unappealable) judgment of a competent court; and (b) patent applications that have been withdrawn or have expired, in each case such exclusion to be effective only from the date of such invalidation, cancellation, withdrawal or expiry, as the case may be.

For the purposes of this Agreement, the term **"Patent"** shall also mean Supplementary Protection Certificate (within the meaning of such term under Council Regulation (EU) No. 1768/92) or any application therefor or any other similar

statutory protection or application therefor;

1.2.10. **"Products"** - shall mean any drugs, other than:

(i) in the fields of:

a) haemophilia A or B;
b) inhibitor haemophilia;
c) haemorrhage; and/or
d) von Willebrand Disease;

(ii) drugs containing any of the coagulation proteins known as Factors V, VII, VIIa, VIII or IX, including, in each case, any respective functional human protein molecule of any of the foregoing, including any fragment, subunit, derivative or modified form of any of the foregoing (whether recombinant or human plasma derived); or

(iii) drugs for long-acting insulin;

((i) to (iii) above "**the Excluded Fields**");

1.2.11. **"Sublicence"** and **"Sublicensee"** - **"Sublicence"** shall mean any right granted, licence given, or agreement entered into, by the Company to or with any other person or entity, permitting any use of the Licensed Information and/or the Patents (or any part thereof), for the development and/or production and/or marketing and/or distribution and/or sale of Products (whether or not such grant of rights, licence given or agreement entered into is described as a sublicence or as an agreement with respect to the development and/or production and/or distribution and/or marketing and/or sale of Products or otherwise) and the term **"Sublicensee"** shall be construed accordingly. For the purposes of

this Agreement, "Sublicensee" shall not include a Distributor, as defined herein;

1.2.12. **"Sublicensing Receipts"** - shall mean consideration, whether monetary or otherwise, received (for the avoidance of doubt, whether received before or after the First Commercial Sale in any country) by the Company for or from the grant of Sublicences and/or pursuant thereto, or in connection with the grant of an option for a Sublicence (including fees or lump sum payments, and all other consideration derived by the Company from the grant of any rights in the Licensed Information and/or the Patents (or any part thereof)), except for:

(i) amounts received by the Company which constitute royalties based on sales of the Products by Sublicensees in respect of which the Company has paid royalties to Yeda;

(ii) amounts received by the Company from:

(1) a Sublicensee to cover the direct costs of Product-related research and/or development activities (including pre-clinical and clinical research and development) to be performed by the Company for such Sublicensee after the date of signature of the relevant Sublicence (or, as the case may be, option for a Sublicence); or

(2) governmental or non-profit institutions,

including the Office of the Chief Scientist of the Ministry of Trade, Industry and Labour (**"the OCS"**), for Product-related research or development activities

and in each case actually expended by the Company (as evidenced by invoices, receipts or other appropriate documentation), provided that:

(a) such amounts constitute research and/or development funding only and not payment for Products nor any other type of grant or benefit,

(b) such research and/or development activities are performed pursuant to a detailed research and development program and research and development budget agreed with the relevant Sublicensee or governmental or non-profit institution, a copy of which is provided to Yeda; and

(c) at the end of each calendar year of the research and development program, the Company submits to Yeda a written expense report, audited by an independent accountant, setting out the time and materials utilised, and reasonable overhead costs and other expenses actually incurred by the

Company in the conduct of the said research and development activities, which report demonstrates that such amounts have actually been expended by the Company during such calendar year in the conduct of such research and/or development activities in accordance with such detailed research and development program and budget,

it being agreed, for the removal of doubt, that any amounts received by the Company as aforesaid, but not expended as set out above, shall be deemed to be Sublicensing Receipts;

and

(iii) amounts received by the Company from a Sublicensee by way of an equity investment in the Company, provided that such equity investment is:

a) made at Fair Market Value (as defined in good faith by the board of directors of the Company) but in no case less then 85% of the average price of the Company's shares traded on the NYSE at the end of the fifteen trading days immediately prior to such investment; or

b) received by the Company from such Sublicensee at least

eighteen months prior or subsequent to the date of signature of such Sublicensee's Sublicence,

it being agreed that to the extent any amounts received by the Company by way of an equity investment in the Company either exceed Fair Market Value or are received by the Company from such Sublicensee fewer than eighteen months prior or subsequent to the date of signature of such Sublicensee's Sublicence (such amounts "**Premiums**"), such Premiums shall be deemed to be Sublicensing Receipts, unless the Company has sublicensed to the Sublicensee additional products and/or technologies, in which case such Premiums shall not be deemed to be Sublicensing Receipts, without reference to fair market value.

1.2.13. **"Valid Patent Claim"** - shall mean (i) a claim under an issued and unexpired patent which is included in the Patents; or (ii) a claim in a pending patent application (including a provisional application) which is included in the Patents.

1.2.14. the terms: **"Yeda"**, **"the Company"**, **"the Institute"**, **"the Scientists"**, **"the Inventors"**, **"the Invention"**, **"the First Existing Patent"**, **"the Second Existing Patent"**, **"the Existing Patents"**, **"the Existing Patent Applications" "the** - shall bear the definitions assigned to them respectively in the heading or the preamble hereto or in this clause 1.2, as the case may be.

Know-How", "the Results", "the FDA", "the EMEA", "Bank Hapoalim Rate", "Prolor" and **"the OCS"**

1.3. In this Agreement:

1.3.1. words importing the singular shall include the plural and *vice-versa* and words importing any gender shall include all other genders and references to persons shall include partnerships, corporations and unincorporated associations;

1.3.2. any reference in this Agreement to the term "patent" shall also include any re-issues, divisions, continuations or extensions thereof (including measures having equivalent effect);

1.3.3. any reference in this Agreement to the term "patent applications" shall include any provisional patent applications, PCT, national or regional patent applications, applications for continuations, continuations-in-part, divisions, patents of addition or renewals, as well as any other applications or filings for similar statutory protection ;

1.3.4. any reference in this Agreement to the term "sale" shall include the sale, lease, rental or other disposal of any Product; and

1.3.5. **"including"** and **"includes"** means including, without limiting the generality of any description preceding such terms.

2. **LICENCE**

2.1. Yeda hereby grants the Licence to the Company, and the Company hereby accepts the Licence from Yeda, during the period, for the consideration and subject to the terms and conditions set out in this Agreement. For the avoidance of doubt, no licence is granted hereunder with regard to the Licensed Information and/or the Patents and/or any portion of any of the aforegoing, with respect to any exploitation or activities (including the activities referred to in clause 1.2.6 above) relating to any product or services, other than Products, neither is any licence granted hereunder with regard to any patents or patent applications or other intellectual property (owned now or in the future by Yeda or the Institute), other than the Patents.

2.2. The Company hereby acknowledges, represents and warrants that:

2.2.1. it is aware that the Existing Patents were previously licensed by Yeda to Lapid Pharmaceuticals Ltd. (**"Lapid"**) and the research that was undertaken in connection therewith was partially funded by the OCS;

2.2.2. pursuant to a termination agreement made between Yeda and Lapid, dated August 2004, all of Lapid's rights in the Existing Patents have reverted to Yeda;

2.2.3. it is aware that the First Existing Patent and the Existing Patent Application were previously licensed by Yeda to Thera P Ltd. (**"Thera P"**) and the development work that was undertaken in connection therewith by Thera P was funded by the OCS (such research and the research referred to in clause 2.2.1 above and the respective results thereof "**the OCS-Funded Research**");

2.2.4. pursuant to a letter of termination from Yeda to Thera P, dated 6 July 2009, all of Thera P's rights in the First Existing Patent and the Existing Patent Application have reverted to Yeda;

2.2.5. in light of the restrictions and other relevant provisions of the Encouragement of Industrial Research and Development Law 1984 ("**the R&D Law**") with regard to transfer to a non-Israeli entity of any know-how or technology generated from research funded by the OCS, the OCS-Funded Research is consequently excluded from and does not form part of the Licence; provided, however, that the Company shall be entitled, by written notice to Yeda, to require that Yeda grant a licence, upon terms to be more particularly set out therein, of the OCS-Funded Research to the Company's Israeli subsidiary, subject to the approval of such licence by the OCS, if required, and subject to the compliance and assumption by such subsidiary, at its expense, with and of all obligations towards the OCS in respect of the OCS-Funded Research or the licence thereof. Such subsidiary shall only be entitled to sublicense the OCS-Funded Research in compliance with the restrictions and other relevant provisions of the R&D Law. Such subsidiary shall be deemed to fall within the definition of "the Company", and any sublicensee thereof shall be deemed to fall within the definition of "Sublicensee" for the purpose of calculation of Net Sales and Sublicensing Receipts hereunder. and

2.2.6. the Excluded Fields have been or might be exclusively licensed to another commercial entity.

2.3.

2.3.1. The Licence shall remain in force in each of Israel and the United States of America, with respect to each Product (if not previously terminated in accordance with the provisions of this Agreement) until the later of:

2.3.1.1. the date of expiry of the last of any Patent (including, for the avoidance of doubt, any patent application, as referred to in the definition of "Patents" in clause 1.2.9 above) covering such Product in such country to expire; or

2.3.1.2. if there is any Licensed Information that is identifiable, non-public information, secret and of value relating to such Product, the date of expiry of a period of 15 (fifteen) years commencing on the date of First Commercial Sale by the Company or a Sublicensee or a Distributor of such Product in such country, provided that and for so long as such Licensed Information remains secret and of value.

2.3.2. The Licence shall remain in force in each country in the world (other than Israel and the United States of America) with respect to each Product (if not previously terminated in accordance with the provisions of this Agreement) until the later of:

2.3.2.1. the date of expiry in such country of the last of any Patent (including, for the avoidance of doubt, any patent application, as referred to in the definition of "Patents" in clause 1.2.9 above) in such country covering such Product to expire; and

2.3.2.2. if there is any Licensed Information that is identifiable, secret, non-public information and of value relating to such Product, the date of expiry of a period of 15 (fifteen) years commencing on the date of First Commercial Sale by the Company or a Sublicensee or a Distributor of such Product in such country.

For the purposes of clauses 2.3.1.1 and 2.3.2.1 above and clause 4.1.2 below, a Product shall be deemed to be covered by a Patent in any country even after the Patent in such country covering such Product has expired, in the event that, and for so long as, such

Product is protected and/or covered by "Orphan Drug" status (within the meaning of such term under the US Orphan Drug Act), paediatric use approval and/or by any type of data exclusivity or data protection or by any other regulations and/or provisions granting similar statutory or regulatory protection of such Product in such country (each of the aforegoing, **"Additional Protection"**).

The Company shall notify Yeda in writing immediately upon the making of each such First Commercial Sale referred to in clauses 2.3.1.2 and 2.3.2.2 above, specifying its date, the country in which such sale took place and the type of Product sold.

2.4. Except as provided in clause 2.5 below, a Sublicence under the Licence may be granted by the Company only with the prior written consent of Yeda, which shall exercise its discretion in respect thereof in good faith. In the event that Yeda shall fail to respond to a request for such consent within 21 (twenty one) business days of receipt thereof, Yeda shall be deemed to have consented to such request. Such request may only be made provided that:

2.4.1. the proposed Sublicence is for monetary consideration only;

2.4.2. the proposed Sublicence is to be granted in a *bona fide* arms-length commercial transaction;

2.4.3. the terms of the proposed Sublicence are submitted to Yeda prior to the signature thereof;

2.4.4. the proposed Sublicence is made by written agreement, the provisions of which are consistent with the terms of the Licence and include, *inter alia*, the following terms and conditions:

2.4.4.1. the Sublicence shall expire automatically on the termination of the Licence for any reason;

2.4.4.2. the Sublicensee shall be bound by provisions substantially similar to those in clause 7 below relating to confidentiality binding the Company (the obligations of the Sublicensee so arising being addressed also to Yeda directly);

2.4.4.3. an exclusion of liability and indemnification undertaking in the same form, *mutatis mutandis*, as the provisions of clause 9 below (the indemnification obligations of the Sublicensee to be given also in favour of, and shall be

actionable by Yeda, the Institute, any director, officer or employee of Yeda or of the Institute, or by the Inventors);

2.4.4.4. all terms necessary to enable performance by the Company of its obligations hereunder;

2.4.4.5. that the Sublicence shall not be assignable (except in the case of a change of control of the Company, where the Company remains the sublicensing entity), otherwise transferable or further sublicenseable;

2.4.4.6. that: (i) a copy of the agreement granting the Sublicence shall be made available to Yeda, promptly upon its execution; (ii) all amendments to any such Sublicence agreement shall be subject to Yeda's prior written consent; and (iii) the Company shall submit to Yeda copies of all such amendments (as approved by Yeda), promptly upon execution thereof;

2.4.4.7. that the Sublicensee shall (a) grant to the Company the right, to be exercised by the Company upon demand by Yeda, at reasonable times and upon reasonable notice to the Sublicensee, to send representatives, accompanied by Yeda representatives, in order to examine those books of accounts, records and other documentation of the Sublicensee as may be necessary in order to determine the correctness or completeness of any payment made by the Company to Yeda under this Agreement, all without derogating from clause 4.5 below, and (b) shall grant to Yeda the right to carry out such examination in the event that the Company fails to comply with such demand from Yeda within 60 (sixty) days thereof (and in which case the provisions of clause 4.5 below shall apply to such examination by Yeda, *mutatis mutandis*);

2.4.4.8. that any act or omission by the Sublicensee which would have constituted a breach of this Agreement by the Company had it been the act or omission of the Company, shall constitute a breach of the Sublicence agreement with the Company entitling the Company to terminate the Sublicence, and the Company hereby undertakes to inform Yeda forthwith upon receipt of knowledge by the Company of such breach and, at the request of Yeda, and at the

Company's cost and expense, to exercise such right of termination.

2.5. Sublicences under the Licence may be granted by the Company to wholly owned subsidiaries of the Company, provided that:

2.5.1. prior written notice of such grant, together with a copy of the proposed Sublicence, shall have been submitted to Yeda at least 30 (thirty) days before the grant;

2.5.2. the Sublicence shall expire automatically if the Sublicensee ceases to be a wholly owned subsidiary of the Company;

2.5.3. the Sublicence agreement shall be in writing, shall be consistent with the terms of the Licence and shall contain, *inter alia,* the terms and conditions set out in clauses 2.4.4.1 to 2.4.4.7 above; and

2.5.4. any act or omission by such wholly owned subsidiary which would have constituted a breach of this Agreement by the Company had it been the act or omission of the Company, shall be deemed a breach of this Agreement by the Company.

2.6. For the avoidance of doubt, the Company shall not be entitled to grant, directly or indirectly, to any person or entity any right of whatsoever nature to exploit or use in any way the Licensed Information or the Patents or to develop, produce, market and/or sell the Products or any part of any of the aforegoing, save by way of Sublicence within the meaning of such term in clause 1.2.11 above or by way of a distribution agreement with a Distributor and subject to the conditions of this clause 2 relating to any such grant or distribution agreement.

2.7. Nothing contained in this Agreement shall be deemed to be a representation or warranty, express or implied, by Yeda that the Existing Patent Application or any patent applications relating to the Licensed Information or any portion thereof will be granted or that the Existing Patents or the patents obtained on any of the said patent applications are or will be valid or will afford proper protection or that the Invention or any other portion of the Licensed Information is or will be commercially exploitable or of any other value or that the exploitation of the Patents, or the Licensed Information will not infringe the rights of any third party.

2.8. The Company, its Affiliated Entities and/or Sublicensees shall be entitled to enter into distribution agreements with Distributors without obtaining Yeda's consent, provided that: (i) with regard to any agreement with such Distributor the terms of clauses 2.4.1, 2.4.4.1, 2.4.4.2, 2.4.4.4, 2.4.4.5 and 2.4.4.7 are observed, *mutatis mutandis*; (ii) the Company is jointly and severally liable with the Distributor to Yeda for any obligations owed to or damage caused to Yeda in connection with or resulting from the grant of such rights; and (iii) any sales of Products made by any Distributor shall only be without making any alteration to such Products. The Company shall provide Yeda with a copy of all agreements entered into with Distributors within 14 (fourteen) days of their signature.

2.9. For the avoidance of doubt, nothing contained in this Agreement shall prevent Yeda or the Institute or the Inventors from using the Licensed Information or the Patents for academic research or other scholarly purposes, nor shall anything contained herein derogate from any other licences to the Licensed Information or the Patents granted to third parties.

3. **TITLE**

Subject only to the Licence, all right, title and interest in and to the Licensed Information and the Patents, and all right, title and interest in and to any drawings, plans, diagrams, specifications, other documents, models, or any other physical matter in any way containing, representing or embodying the matters specified in **Appendix A(1)** and **Appendix A(2)**, vest and shall vest in Yeda. For the removal of doubt, but without prejudice to clause 10.5 below, any invention, product, know-how, data, regulatory filing (including all clinical data), information, material, method, process, technique or other results discovered or occurring in the course of or arising from the performance by the Company of any Development Program (all such matters "**Company's Information**") which are not part of the Licensed Information or the Patents (and not achieved through any use and/or involvement and/or collaboration of the Institute's and/or Yeda's facilities, funding, Scientists, students or other personnel nor incorporating the Know-How or the Results or any part thereof nor any other confidential information of Yeda or any part thereof) shall not belong to Yeda, but any Company's Information achieved through any use and/or involvement and/or collaboration of the Institute's and/or Yeda's facilities, funding, Scientists, students or other personnel, or incorporating the Know-How or the Results or any part thereof or any other confidential information of Yeda or any part thereof shall belong to Yeda. For the further avoidance of doubt, the above shall not include any invention, product, know-how, data,

regulatory filing (including all clinical data), information, material, method, process, technique or other results discovered or occurring in the course of or arising from the performance by the Scientists or other personnel of the Institute pursuant to a separate agreement, where such agreement (if any) contains provisions concerning the ownership of any such matters.

4. **ROYALTIES**

4.1. In consideration for the grant of the Licence, the Company shall pay Yeda:

4.1.1. a non-refundable licence fee per year (or part thereof) during the term of this Agreement until the date of expiry of the last of the Patents, in the amount of US $10,000 (ten thousand United States Dollars) in respect of the period until 31 December 2015, and US $15,000 (fifteen thousand United States Dollars) in respect of the period thereafter (**"the Annual Licence Fee"**) to be paid on the date hereof in respect of 2011 and thereafter in advance at the beginning of each 1 (one) year period during the term of this Agreement until the date of expiry of the last of the Patents, commencing on 1 January 2012;

4.1.2. a royalty of 3.5% (three and a half percent) of Net Sales by or on behalf of the Company or any Sublicensees or any Distributors, provided as follows:

a) that in the event that, in any country, there are any sales of a Product that are not, at the time of such sales, covered by a Valid Patent Claim (within the meaning of such term in clause 1.2.13) and/or by Additional Protection as referred to in the second last paragraph of clause 2.3 above, but where such Products were developed using Licensed Information which was identifiable, secret, non-public information and of value and for so long as such Licensed Information remains secret and of value in such country, then the royalty rate referred to in this clause 4.2.1 shall, with respect to Net Sales of such Product made in such country during the period such Product is not so covered by a Valid Patent Claim as aforesaid and/or by Additional Protection as referred to in the second last paragraph of clause 2.3 above but where the Licensed Information used to develop such Products as aforesaid remains secret and of value in such country, be reduced by 20% (twenty percent) (namely to 2.8% (two point eight percent)), such

royalties, for the avoidance of doubt, being payable at such lower rates in respect of the use of the Licensed Information under this Agreement; and

b) that in the event that the circumstances set out in sub-clause a) above pertain but where such Licensed Information referred to therein has ceased to be secret in such country, then the royalty rate referred to in this clause 4.1.2 shall, with respect to Net Sales of such Product as referred to in sub-clause a) above made in such country during the period such Product is not so covered as described in sub-clause a) above and where such Licensed Information referred to therein has ceased to be secret in such country, be reduced by 40% (forty percent) (namely to 2.1% (two point one percent)), such royalties, for the avoidance of doubt, being payable at such lower rates in respect of the use of the Licensed Information under this Agreement; and

c) that in the event that: (i) the Product is not protected by any patent owned or controlled by the Company; and (ii) the circumstances set out in sub-clause b) above pertain but where there is available for commercial sale in such country a product which is a generic product as against a Product (meaning that it is pharmaceutically equivalent and bioequivalent to a Product (being the same in active ingredient, dosage form, safety, strength, route of administration, quality, performance characteristics and intended use)) in such country, then the royalty rate referred to in this clause 4.1.2 shall, with respect to Net Sales of such Product as referred to in sub-clause b) above made in such country during the period as described in sub-clause b) above and where there is available for commercial sale in such country a generic product (as described above) sold in such country, be reduced by 75% (seventy five percent) (namely to 0.875% (zero point eight seven five percent), such royalties, for the avoidance of doubt, being payable at such lower rates in respect of the use of the Licensed Information under this Agreement; and

4.1.3. 30% (thirty percent) of all Sublicensing Receipts, provided that:

4.1.3.1 in respect of Sublicensing Receipts received by the Company under agreements regarding a specific Product

which agreements are entered into after the Company has commenced phase I clinical trials for such Product but before the Company has commenced phase II clinical trials for such Product, the percentage due to Yeda pursuant hereto shall be 28% (twenty eight percent);

4.1.3.2 in respect of Sublicensing Receipts received by the Company under agreements regarding a specific Product which agreements are entered into after the Company has commenced phase II clinical trials for such Product but before the Company has commenced phase III clinical trials for such Product, the percentage due to Yeda pursuant hereto shall be 25% (twenty five percent);

4.1.3.3 in respect of Sublicensing Receipts received by the Company under agreements regarding a specific Product which agreements are entered into after the Company has commenced phase III clinical trials for such Product but before the Company has received a PMA (or BLA as the case may be) from the FDA or equivalent authorisation from the EMEA or other European regulatory authority for such Product, the percentage due to Yeda pursuant hereto shall be 23% (twenty three percent);

4.1.3.4 in respect of Sublicensing Receipts received by the Company under agreements regarding a specific Product which agreements are entered into after the Company has received a PMA (or BLA as the case may be) from the FDA or equivalent authorisation from the EMEA or other European regulatory authority for such Product, the percentage due to Yeda pursuant hereto shall be 20% (twenty percent);

provided, however, that the Company shall be entitled to deduct from Sublicensing Receipts:

a) in a case where it has not requested a licence to the OCS-Funded Research, up to 100% (hundred percent) of any obligatory payments to the OCS with respect to any obligations to the OCS with respect to the Patents or the Licensed Information

b) up to 50% (fifty per cent) of payments paid to a third party for the licensing to the Company of such third party's patent

covering a Product (**"a Third Party Patent"**), which payments would, had they been paid to the Company, constitute Sublicensing Receipts, and where in the absence of a licence to such Third Party Patent from such third party, such Product would infringe the Third Party Patent, save that such deduction may not exceed 20% of the percentage of Sublicensing Receipts payable to Yeda prior to any such deduction pursuant to this clause 4.1.3. By way of example only: if the Company (a) has Sublicensing Receipts of 200, (b) is required to pay Yeda 30% of Sublicensing Receipts (namely 60), and (c) must make a payment of 40 for a licence to a Third Party Patent, then the Company may deduct 12 (and not 20) from the percentage due to Yeda, being 20% of the percentage of Sublicensing Receipts payable to Yeda prior to the deduction.

For the avoidance of doubt, the Company undertakes that all sales (within the meaning of such term in clause 1.3.4 above) of Products by the Company and each Sublicensee and Distributor shall be for cash consideration only.

4.2. In calculating Net Sales, Sublicensing Receipts, all amounts shall be expressed in US Dollars and any amount received or invoiced in a currency other than US Dollars shall be translated into US Dollars, for the purposes of calculation, in accordance with the Exchange Rate between the US Dollar and such currency on the date of such receipt or invoice, as the case may be. For the avoidance of doubt, in calculating amounts received by the Company, whether by way of Net Sales or Sublicensing Receipts, any amount deducted or withheld in connection with any such payment on account of taxes on net income (including income taxes, capital gains tax, taxes on profits or taxes of a similar nature) payable by the Company in any jurisdiction, shall be deemed, notwithstanding such deduction or withholding, to have been received by the Company.

4.3.

4.3.1. Amounts payable to Yeda in terms of this clause 4 shall be paid to Yeda in US Dollars: (i) in the case of Net Sales, on a quarterly basis and no later than 30 (thirty) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales are made by the Company; or (ii) in the case of Sublicensing Receipts, no later than 7 (seven) days after

any such Sublicensing Receipts are received by the Company from any Sublicensees.

4.3.2. The Company shall submit to Yeda: (i) no later than 7 (seven) days after any Sublicensing Receipts are received, an interim written report setting out amounts owing to Yeda in respect of such Sublicensing Receipts, and (ii) no later than 30 (thirty) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales are made or Sublicensing Receipts are received by the Company, a full and detailed report, in a form acceptable to Yeda, certified as being correct by the chief financial officer of the Company, setting out all amounts owing to Yeda in respect of such previous calendar quarter to which the report refers, and with full details of:

4.3.2.1. (i) the sales made by the Company, Distributors and Sublicensees, including a breakdown of Net Sales according to country, identity of seller, currency of sales, dates of invoices, number and type of Products sold;

(ii) the Sublicensing Receipts, including a breakdown of Sublicensing Receipts according to identity of Sublicensees, countries, the currency of the payment and date of receipt thereof;

(iii) deductions applicable, as provided in the definition of "Net Sales";

and

4.3.2.2. any other matter necessary to enable the determination of the amounts of royalties payable hereunder.

4.4. The Company shall keep and shall cause Sublicensees and Distributors to keep complete, accurate and correct books of account and records consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Yeda in terms hereof. The Company shall supply Yeda at the end of each calendar year, commencing with the first calendar year in which any amount is payable by the Company to Yeda under this clause 4, a report signed by the Company's independent auditors in respect of the amounts due to Yeda pursuant to this clause 4 in respect of the year covered by the

said report and containing details in accordance with clause 4.3 above in respect of the quarterly reports. The Company shall retain and shall require and cause its Sublicensees and Distributors to retain the aforegoing books of account for 6 (six) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for 6 (six) years after the end of the calendar year in which such termination becomes effective.

4.5. At Yeda's expense, Yeda shall be entitled to appoint representatives to inspect, at reasonable times and on reasonable notice, and no more than one per year (subject as set out herein), and to make copies of the Company's books of accounts, records and other documentation (including technical data and lab books) to the extent relevant or necessary for the ascertainment or verification of the amounts due to Yeda under this clause 4, provided however that Yeda shall coordinate such inspection with the Company in advance. The Company shall take all steps necessary so that all such books of account, records and other documentation of the Company are available for inspection as aforesaid at a single location. In the event that any inspection as aforesaid reveals any underpayment by the Company to Yeda in respect of any year of the Agreement in an amount exceeding 3% (three percent) of the amount actually paid by the Company to Yeda in respect of such year then the Company shall (in addition to paying Yeda the shortfall together with interest thereon in accordance with clause 10.4 below), bear the costs of such inspection. In the event of such shortfall, the aforementioned limit of one audit per year shall no longer apply, and Yeda shall be entitled to conduct as many further audits as it requires to investigate discrepancies. The cost of such further audits shall be borne as agreed by the parties, provided, however, that if legal action shall be brought by Yeda against the Company in connection with or as a result of such discrepancies, the cost to Yeda thereof shall be borne by the Company. The provisions of this clause 4 shall survive the termination of this Agreement for whatsoever reason.

5. **<u>PATENTS; PATENT INFRINGEMENTS</u>**

5.1.

5.1.1. Subject to clause 5.3 below, Yeda shall prosecute the Existing Patent Application using the outside patent counsel retained by Yeda for such purpose prior to the execution of this Agreement, and shall maintain at the applicable patent office the Existing Patents and any patents issuing from the Existing Patent

Application. Yeda shall report to the Company with regard to developments concerning the prosecution and maintenance of the Existing Patent Application and the Existing Patents on a quarterly basis.

5.1.2. The preparation, prosecution and filing of patent applications in respect of any portion of the Licensed Information and/or corresponding to the Existing Patent Application, including the jurisdictions in which such applications should be filed, the timing of the filing of such applications and the contents thereof, and the maintenance at the applicable patent office of any patents granted as a result of any of such patent applications shall be controlled by Yeda, at Yeda's sole discretion. For the avoidance of doubt, any patent application filed by the Company which does not include non-public Patents or Licensed Information or any part thereof shall fall outside the ambit of this clause 5.

5.1.3. The Company shall be entitled to propose changes to any filings or responses prior to the submission of any application or response to office action relating to the Patents, for Yeda's consideration (or the consideration of Yeda's outside patent counsel), though the final decision in such regard shall be Yeda's in its sole discretion.

5.1.4. Without derogating from the aforegoing, the Company shall, at its expense, and for the avoidance of doubt only with relation to Products, assist Yeda to obtain, the extension of each patent referred to in this clause 5.1 above, or in the case of a patent in any member state of the European Union, a Supplementary Protection Certificate as referred to in clause 1.2.9 above (including, the preparation and filing of applications for such extensions and Supplementary Protection Certificates), within the period prescribed therefore under applicable law and, if applicable, take all necessary steps in order to obtain "Orphan Drug" status (within the meaning of such term under the US Orphan Drug Act or under Council Regulation (EU) No. 141/2000, as the case may be), or paediatric use approval, within the period prescribed therefore under applicable law. The Company shall notify Yeda promptly in writing and shall provide a copy to Yeda of each marketing authorisation granted in respect of each Product in each country and, if applicable, of "Orphan Drug" or paediatric use approval granted in respect of a Product and shall keep Yeda informed and shall provide copies to Yeda of all documents regarding all applications, activities

and/or proceedings regarding such extensions and/or any Supplementary Protection Certificates and/or "Orphan Drug" or paediatric use approval, as aforesaid.

5.2. All patent applications to be filed in accordance with the provisions of clauses 5.1.2 and 5.1.4 above, shall be filed in the name of Yeda or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yeda.

5.3.

5.3.1. The Company shall, on the date of signature of this Agreement, partially reimburse Yeda in respect of the costs and fees incurred or paid by Yeda prior to the date hereof in connection with the Existing Patents and the Existing Patent Application, by way of a payment in the amount of US$75,000 (seventy five thousand United States Dollars).

5.3.2. Without derogating from the provisions of clause 5.3.1 above, the Company shall bear and pay all costs and fees incurred in the preparation, filing, prosecution and the like of the Existing Patents and the Existing Patent Application and of all patent applications filed in accordance with the provisions of clauses 5.1.2 and 5.1.3 above (including patent applications corresponding to the Existing Patent Application), and the maintenance at the appropriate patent office and the like of the Existing Patents and all patents issuing from the Existing Patent Application and all patent applications referred to above, and all costs and fees incurred in undertaking any activities referred to in clause 5.1.4 above; provided, however, that Yeda will provide the Company with copies of all communications with the patent attorney handling such matters, and will consider in good faith any request by the Company to transfer such matters to another patent attorney.

5.3.3. Unless otherwise instructed by Yeda in writing, the Company shall pay directly to Yeda's relevant outside patent counsel amounts payable by the Company pursuant to this clause 5.3.

5.4.

5.4.1. Should Yeda or the Company determine that a third party is infringing one or more of the Patents by producing, marketing, importing, exporting or selling Products which infringe any Patents covering Products (any such activity "**Infringing**" or "**Infringement**"), then (where relevant) the Company shall notify

Yeda promptly in writing, giving full particulars thereof, and Yeda shall have the first right, but not the obligation, to sue for such Infringement. In the event that Yeda shall bring such an action, the Company shall have the option to finance such action. Exercise of such option will be by way of notification to Yeda within 14 days of receipt of first written demand in such regard from Yeda, with non-response within such time to be deemed as non-exercise of such option. In the event that the Company shall finance such action, the Company will be entitled to receive reimbursement of the amount of financing provided and thereafter 70% (seventy percent) of the net recovery from such action; provided, however, that if the cost of financing such action is shared with another licensee under the Patents, such percentage of recovery shall be shared with such licensee on a pro rata basis. In the event that the Company shall decline to finance such action, any recovery in any such litigation shall be for the account of Yeda only. In either case, Yeda shall have full control of such action and shall have full authority to settle such action on such terms as Yeda shall determine, and if required under applicable law or contract, the Company shall consent to be named as a party to any such action, at its expense.

5.4.2. (i) In the event that Yeda shall fail to sue for an Infringement within 90 (ninety) days of receipt of a written request to do so from the Company, then the Company shall be entitled to sue for such Infringement, at its own expense, and to have full control of such action, including the use of legal counsel of its choice.

(ii) Yeda may elect, at its own initiative, to join as a party to such action, or Yeda may consent to being named as a party to such action (such consent by Yeda may for the avoidance of doubt, be conditional upon, *inter alia*, the provision by the Company of security, satisfactory to Yeda, for the payment of the expenses or costs referred to in subparagraph (a) below).

(iii) Yeda shall cooperate and shall use its reasonable efforts to cause the Scientists to cooperate with the Company in prosecuting such litigation.

The provisions of paragraphs (i) and (iii) above shall be subject to the following:

(a) any expenses or costs or other liabilities incurred in connection with such litigation (including attorneys' fees, costs and other sums awarded to the counterparty in such action) shall be borne by the Company, which shall indemnify Yeda against any such expenses or costs or other liabilities, the above without derogating from the provisions of clause 9 below;

(b) in the event that Yeda shall be named as a party in any such litigation then Yeda shall be entitled to select its own legal counsel in such litigation, at the Company's expense and, if Yeda elects not to do so, the selection of the legal counsel representing the Company and Yeda in such litigation shall be subject to the prior written approval of Yeda, which approval shall not be withheld unreasonably; and

(c) no settlement, consent order, consent judgment or other voluntary final disposition of such action may be entered into without the prior written consent of Yeda.

5.4.3. (i) Should the Company be sued on the grounds that, the production, marketing, use or sale of a Product by it or by a Sublicensee or a Distributor under any of the Patents or using the Licensed Information or any portion thereof infringes upon the patent rights of a third party, then the Company shall notify Yeda promptly in writing, giving full particulars thereof, and:

(a) if such suit alleges the invalidity of any of the Patents, Yeda shall have the right to take over the sole defence of the action and the Company shall cooperate fully with Yeda in connection with any such action at the Company's expense. Yeda shall have full control of such action and shall have full authority to settle such action on such terms as Yeda shall determine. Any recovery in any such litigation shall be for the account of Yeda only;

(b) if such suit does not allege the invalidity of any of the Patents, the Company shall be entitled to defend such action, at its own expense, and:

(1) Yeda may elect, at its own initiative, to join as a party to such action;

(2) Yeda shall cooperate and shall use its reasonable efforts to cause the Scientists to cooperate with the Company in defending such litigation;

(3) All expenses, costs and/or other liabilities incurred in connection with such litigation (including attorneys' fees, costs and other sums awarded to the counterparty in such action) shall be borne by the Company; and

(4) No settlement, consent order, consent judgment or other voluntary final disposition of such action may be entered into without the prior written consent of Yeda.

5.4.4. Any recovery in any litigation relating to an Infringement as aforesaid in clauses 5.4.2 and 5.4.3(b) above shall first be applied to cover costs and thereafter divided 70% (seventy percent) to the Company and 30% (thirty percent) to Yeda.

5.4.5. For the avoidance of doubt, Yeda shall not itself be obliged to take any action to sue for any infringement or to defend any action as referred to in this clause 5.4 above.

5.5. The Company shall promptly keep Yeda informed and provide copies to Yeda of all documents regarding all such actions or proceedings instituted by or against the Company as contemplated under any of the provisions of clause 5.4 above.

6. **DEVELOPMENT AND COMMERCIALIZATION**

6.1. Within 6 (six) months of the date of signature of this Agreement, the Company shall submit to Yeda, for its written approval, a Development Program for the development of Products (such Development Program, as approved by Yeda, **"the Initial Development Program"**).

6.2. The Company undertakes, at its own expense, to take all necessary steps to develop, produce, market and commercialise the Products and, without derogating from the generality of the foregoing, to use its

best efforts to expedite the commencement of the commercial sale of the Products. For such purpose and without derogating from the generality of the aforegoing, the Company shall carry out and/or have a third party carry out on its behalf the performance of the trials, tests and other works and activities detailed in the Initial Development Program and in all further Development Programs (if any) submitted and approved pursuant to clause 6.5 below, in accordance with the respective timetables included therein. The Company further undertakes to continue with commercialisation of the Products diligently throughout the period of the Licence.

6.3. The Company shall, after the delivery to, and approval by, Yeda of the Initial Development Program under clause 6.1 above, provide Yeda on June 30 and December 31 of each calendar year with written progress reports (**"Progress Reports"**) which shall include detailed descriptions of the progress and results, if any, of: (i) the tests and trials conducted and all other actions taken by the Company pursuant to the Initial Development Program or any other Development Program delivered and approved pursuant to clause 6.5 below; (ii) manufacturing, sublicensing, marketing and sales during the preceding 6 (six) months; (iii) the Company's plans in respect of the testing, undertaking of trials or commercialisation of Products for the following 6 (six) months; and (iv) projections of sales and marketing efforts; and (v) a summary of all protocols or minutes of meetings with the FDA, EMEA or any other regulatory authority in connection with any Product and copies of any opinions, decisions, and approvals issued by any of the aforementioned authorities. If the Company has provided a Development Program for more than 1 (one) Product, then such Progress Report shall provide such information separately for each such Product. If progress in respect of a Product differs from that anticipated in its Development Program or preceding Progress Report, then the Company shall explain, in its Progress Report, the reason therefor and prepare a modified Development Program for Yeda's review and approval. The Company shall also provide any reasonable additional data that Yeda requires to evaluate the performance of the Company hereunder.

6.4. For the avoidance of doubt, without derogating from the remaining provisions of this clause 6 or of clause 10.2 below, nothing contained in this Agreement shall be construed as a warranty by the Company that any Development Program to be carried out by it as aforesaid will actually achieve its aims and the Company makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such Development Program.

6.5. Without derogating from the obligations of the Company pursuant to this clause 6 or from the provisions of clause 10.2 below, in the event that the Company shall wish to develop and/or commercialise Products in addition to those specified in the Initial Development Program, the Company shall submit to Yeda, for its written approval (not to be unreasonably withheld), a further Development Program in respect of such additional Products and the provisions of this clause 6 shall apply also with respect to such further Development Program and to the development and commercialisation of such additional Products, *mutatis mutandis*. Any amendments to any Development Plan shall be subject to the prior written approval of Yeda.

6.6. Without derogating from the aforegoing in this clause 6, but subject to clause 6.7 below, the Company undertakes to achieve the development and commercialisation milestones ("**Milestones**") set out in this clause 6.6 below:

6.6.1. within eighteen (18) months from the date of signature of this Agreement the Company shall have an *in vivo* proof concept for at least one Product (**"Milestone I"**);

6.6.2. within three (3) years from the date of signature of this Agreement the Company shall complete the required GLP pre-clinical development for at least one Product (**"Milestone II"**);

6.6.3. within four (4) years from the date of signature of this Agreement the Company (either directly or via a Sublicensee) shall commence relevant clinical trials in accordance with FDA guidelines (such as pharmacokinetic or pharmacodynamic bridging experiments in phases I or I/II) (**"Milestone III"**);

6.6.4. within six (6) years from the date of signature of this Agreement the Company shall (either directly or via a Sublicensee) have at least two Products in clinical trials (**"Milestone IV"**);

6.6.5. within ten (10) years from the date of signature of this Agreement the Company shall (either directly or via a Sublicensee) make a First Commercial Sale (**"Milestone V"**).

6.7. The provisions of clause 6.6 notwithstanding, the Company's obligation to achieve the Milestones set out therein by the dates specified for such Milestones shall be subject to the Company's

entitlement to apply a cure period ("**Cure Period**") for each Product in respect of such Milestones as follows:

Milestone	***Cure Period***
I	6 months
II	6 months
III	6 months
IV	9 months
V	12 months

provided that such entitlement shall be subject to the following: (i) that the aggregate amount of any and all Cure Periods applied in order to postpone the final date for the achievement of Milestones in respect of the same Product shall not exceed 18 (eighteen) months and (ii) the failure to achieve a Milestone by the date specified therefor above shall have been due to a delay caused or dictated by any regulatory authority, despite the Company's efforts to prevent and/or overcome such delay, or due to technical difficulties or delays in clinical studies which the Company could not reasonably have avoided, and provided further that the Company shall have used its best efforts to overcome such technical difficulties and to achieve the relevant Milestone on time.

6.8. The Company agrees to supply to Yeda and/or the Institute, for academic research purposes, any Products developed and/or produced under this Agreement at the cost of producing such products.

6.9. The Company shall mark, and cause all its Sublicensees and Distributors to mark, all Products that are produced or sold under this Agreement with the number or numbers of each Patent applicable to such Product.

7. <u>CONFIDENTIALITY</u>

7.1. The Company shall maintain in confidence all information or data relating to the Patents, the Licensed Information, this Agreement and the terms hereof (hereinafter, collectively referred to as **"the Confidential Information"**), except and to the extent that the Company can prove that any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by the Company or a Sublicensee or a Distributor of this obligation of confidentiality) and except with regard to that portion, if any, of the Confidential

Information expressly released by Yeda from this obligation of confidentiality by notice in writing to the Company to such effect. Notwithstanding the foregoing, the Company may disclose to its personnel, Distributors and Sublicensees the Confidential Information to the extent necessary for the exercise by it of its rights hereunder or in the fulfilment of its obligations hereunder, provided that it shall bind such personnel and such Distributors and Sublicensees with a similar undertaking of confidentiality in writing. The Company shall be responsible and liable to Yeda for any breach by its personnel or any Distributor or any Sublicensee of such undertakings of confidentiality as if such breach were a breach by the Company itself. For avoidance of doubt, any information on the products developed by the Company which does not mention non-public Licensed Information or any non-public part thereof, including but not limited to any preclinical and clinical data on the products, shall be excluded from this clause 7.

7.2. In addition to and without derogating from the aforegoing, the Company undertakes not to make mention of the names of Yeda, the Inventors, the Institute or any scientists or other employees of the Institute or any employee of Yeda in any manner or for any purpose whatsoever in relation to this Agreement, its subject-matter and any matter arising from this Agreement or otherwise, unless the prior written approval of Yeda thereto has been obtained.

7.3. Notwithstanding the provisions of clauses 7.1 and 7.2 above, the Company shall not be prevented from mentioning the name of Yeda, the Inventors, the Institute and/or any scientists or other employees of the Institute or any employee of Yeda or from disclosing any information if, and to the extent that, such mention or disclosure is to competent authorities for the purposes of obtaining approval or permission for the exercise of the Licence, or in the fulfilment of any legal duty owed to any competent authority (including a duty to make regulatory filings); provided that, any mention in a private placement memorandum or a public offering registration statement shall not be deemed fulfilment of a legal duty to a competent authority, and any such mention shall be subject to Yeda's consent, which consent shall not be withheld unreasonably.

7.4. No termination of this Agreement, for whatever reason, shall release the Company from any of its obligations under this clause 7 and such obligations shall survive any termination as aforesaid.

7.5. Yeda shall maintain in confidence all information received by Yeda from the Company which has been designated by the Company in

writing and in advance as confidential, except and to the extent that: (i) any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by Yeda of this obligation of confidentiality) or is released by the Company from this obligation of confidentiality by notice in writing; (ii) Yeda is required to disclose such information in order to fulfil its obligations under this Agreement (including in connection with the filing and prosecution of patent applications in accordance with the provisions of clause 5 above); or (iii) Yeda is required to disclose such information in fulfilment of any legal duty owed to any competent authority (the Company hereby acknowledging that it is aware that such competent authority may not be bound by any confidentiality obligations and may disclose or be required to disclose such information to a third party, whether by order of court or by law or otherwise). For the avoidance of doubt, the provisions of this clause 7.5 shall not apply in respect of any information (not being Licensed Information) independently developed at the Institute without reference to the confidential information received from the Company.

7.6. For the avoidance of doubt, Yeda shall have the right to allow the scientists of the Institute to publish articles relating to the Licensed Information in scientific journals or posters or to give lectures or seminars to third parties relating to the Licensed Information.

7.7. Yeda's obligations under this clause 7 shall terminate upon termination of this Agreement.

8. **NO ASSIGNMENT**

Save as set out in this clause 8, the Company shall not be entitled to assign or encumber all or any of its rights or obligations under this Agreement or arising therefrom, unless it shall have received the prior written consent of Yeda to such assignment or encumbrance, which consent, if given, may be conditioned by Yeda on, *inter alia*, the payment of a fee or other consideration in relation thereto (including, if so conditioned by Yeda, that any consideration received by the Company in respect of an assignment to which Yeda consents as aforesaid shall be deemed to be Sublicensing Receipts and the provisions of clause 4 above shall apply with respect thereto, *mutatis mutandis*). For the purposes of this clause 8, the merger of the Company with another entity (where the Company is not the surviving entity) or the sale of all or substantially all of the Company's shares or assets shall be deemed to be an assignment, but shall not require Yeda's consent provided that the assignee undertakes to Yeda in writing, on or

prior to the completion of such assignment, to assume all the Company's rights and obligations hereunder. The Company shall keep Yeda fully informed from time to time of any changes in the shareholding or ownership of the Company's assets. For the avoidance of doubt, the Company's surviving obligations (such as pursuant to clauses 4.5 and 7 above and to clause 9 below) shall continue as separate obligations of the Company (in addition to being obligations of the assignee) following any assignment described in this clause 8.

9. **EXCLUSION OF LIABILITY AND INDEMNIFICATION**

9.1. Yeda, the Inventors, the Institute and the directors, officers and employees of Yeda and/or of the Institute (hereinafter collectively **"the Indemnitees"**) shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys' fees) of whatever kind or nature (all of the aforegoing, collectively, **"Liabilities"**) caused to or suffered by any person or entity (including the Company or any Sublicensee or Distributor of either) that directly or indirectly arise out of or result from or are encountered in connection with this Agreement or the exercise of the Licence, including directly or indirectly arising out of or resulting from or encountered in connection with: (i) the development, production, marketing, sale or use of any of the Products by the Company, any Sublicensee, any Distributor or any person acting in the name of or on behalf of any of the aforegoing, or acquiring, directly or indirectly, any of the Products from any of the aforegoing; or (ii) the exploitation or use by the Company or any Sublicensee or any Distributor of the Licensed Information or any part thereof, including of any data or information given, if given, in accordance with this Agreement.

9.2. In the event that any of the Indemnitees should incur or suffer any Liabilities that directly or indirectly arise out of or result from or are encountered in connection with this Agreement or the exercise of the Licence as aforesaid in clause 9.1 above, or shall be requested or obliged to pay to any person or entity any amount whatsoever as compensation for any Liabilities as aforesaid in clause 9.1 above, then the Company shall indemnify and hold harmless such Indemnitees from and against any and all such Liabilities. Without limiting the generality of the aforegoing, the Company's indemnification as aforesaid and the exclusion of liability in clause 9.1 above shall extend to product liability claims and to damages, claims, demands, liabilities, losses, costs and expenses attributable to death, personal injury or property damage or to penalties imposed on account of the violation of any law, regulation or governmental requirement.

9.3. The Company shall at its own expense insure its liability pursuant to clause 9.2 above during the period beginning on the date of the signing of this Agreement and continuing during the entire period that the Licence is in force in any country, plus an additional period of 7 (seven) years. Such insurance shall be in reasonable amounts and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Products, and shall be subscribed for from a reputable insurance company. The named insured under such insurances shall be the Company, the Inventors, Yeda and the Institute and the beneficiaries thereof shall include also the respective employees, officers and directors of Yeda and the Institute. The policy or policies so issued shall include a "cross-liability" provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least 30 (thirty) days in advance of the expiry or cancellation of the policy or policies. The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policy or policies and in particular, without limiting the generality of the aforegoing, to pay in full and punctually all premiums and other payments for which it is liable pursuant to such policy or policies. The Company shall be obliged to submit to Yeda copies of the aforesaid insurance policy or policies within 14 (fourteen) days of the date of issue of each such policy

9.4. The provisions of this clause 9 shall survive the termination of this Agreement for whatsoever reason.

10. TERM AND TERMINATION

10.1. Unless otherwise agreed to in writing, this Agreement shall terminate upon the occurrence of the later of the following:

10.1.1. the date of expiry of the last of the Patents;

10.1.2. the expiry of a continuous period of 15 (fifteen) years during which there shall not have been a First Commercial Sale of any Product in any of the following countries: the United States of America, Canada, the United Kingdom, Japan, Germany, France, Australia and Israel.

10.2. Notwithstanding anything to the contrary contained in this Agreement:

10.2.1. Yeda shall be entitled to terminate the Licence hereunder in its entirety, upon 45 days' written notice to the Company, if the Company shall fail to achieve any of the Milestones by the dates set out therefor, taking into account any applicable Cure Periods;

10.2.2. Yeda shall be entitled to terminate the Licence hereunder with respect to a specific Product, upon 30 days' written notice to the Company, if, commercial sales of such Product having commenced, there shall be a period of 6 (six) months or more during which no sales of such Product shall take place (except as a result of force majeure or other factors beyond the control of the Company); provided, however, that such period shall, upon written application to Yeda by the Company, be extended in the event that such absence of sales shall have been caused or dictated by any regulatory authority, despite the Company's efforts to prevent and/or overcome such absence of sales, by an amount equal to the delay caused by the requirements of such regulatory authority, by a maximum of an additional 6 (six) months, and provided further that the Company shall have provided Yeda with full details of the requirements of such regulatory authority and with a plan for the re-launch of such Product satisfactory to Yeda.

10.2.3. Without derogating from the aforegoing, Yeda shall be entitled to terminate this Agreement (unless previously terminated in accordance with the provisions of this Agreement), by written notice to the Company (effective immediately), if the Company contests the validity of any of the Patents. If any such challenge is unsuccessful, the Company shall (in addition to Yeda's right to terminate pursuant to this clause 10.2.5) pay to Yeda liquidated damages in the amounts of US $8,000,000 (eight million United States Dollars), such liquidated damages being a genuine pre-estimate of the damage that would be incurred by Yeda as a result of any such challenge.

10.3. Without derogating from the parties' rights hereunder or by law to any other or additional remedy or relief, it is agreed that either Yeda or the Company may terminate this Agreement and the Licence hereunder by serving a written notice to that effect on the other upon or after: (i) the commitment of a material breach hereof by the other party, which material breach cannot be cured or, if curable, which has not been cured by the party in breach within 21 (twenty-one) days (or, in

the case of failure by the Company to pay any amount due from the Company to Yeda pursuant to or in connection with this Agreement on or before the due date of payment, 10 (ten) days) after receipt of a written notice from the other party in respect of such breach, or (ii) the granting of a winding-up order in respect of the other party, or upon an order being granted against the other party for the appointment of a receiver, or if such other party passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed in respect of such other party, or if a temporary or permanent attachment order is granted on such other party's assets, or a substantial portion thereof, or if such other party shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors, or if anything analogous to any of the aforegoing in this clause 10.3 above under the laws of any jurisdiction occurs in respect of such other party; provided that in the case that any such order or act is initiated by any third party, the right of termination shall apply only if such order or act as aforesaid is not cancelled within 60 (sixty) days of the grant of such order or the performance of such act.

10.4. Any amount payable hereunder by one of the parties to the other that has not been paid by its due date of payment, shall bear interest from its due date of payment until the date of actual payment, at the rate of 1% (one percent) per month or *pro rata* for part thereof.

10.5. Yeda shall be entitled actively to seek to exploit the Licensed Information, or any part thereof, by pursuing sponsored research in respect of, and/or business development of, any Product which is not sold by the Company or in respect of which the Company has not already submitted to Yeda a Development Program in respect of such Product in accordance with clause 6 above, in accordance with this clause 10.5. The Company shall notify Yeda of any third party which has approached it concerning the possibility of sublicensing all or part of the Licensed Information but with which it has not entered into a contractual relationship, in order that Yeda may contact such party as envisioned by this paragraph. In the event that Yeda shall receive a request from a third party ("**a Requesting Party**") to conduct sponsored research in respect of, and/or to develop, and/or to commercialise, such a Product, whether pursuant to Yeda's efforts or following notification by the Company, each as described in this paragraph, or otherwise, then:

10.5.1. Yeda shall notify the Company in writing of the Product in respect of which it desires to have sponsored research conducted or it desires to have commercialised (such notice specifically referring to this clause 10.5), such notice to identify the Product with reasonable specificity and particularity (such Product being **"the Proposed Product"** and such notice being **"the Product Notice"**);

10.5.2. upon receipt of a Product Notice, the Company shall have 6 (six) months either to provide Yeda with a Development Program (**"the Product Development Program"**) or to enter into a sublicence with the Requesting Party for the development and commercialisation of the Proposed Product, though it may notify Yeda prior to the end of such period of its decision not to pursue either such activity;

10.5.3. in the event the Company fails to provide Yeda with a Product Development Program or to enter into a sublicence with the Requesting Party for the development and commercialisation of the Proposed Product within the 6 (six) month period referred to in clause 10.5.2 above, or notifies Yeda prior to the end of such period of its decision not to pursue either such activity, Yeda may thereafter, by notice in writing, terminate the Licence hereunder in respect of the Proposed Product and Yeda shall be entitled to use the Licensed Information in order to conduct sponsored research with respect to the Proposed Product or to use, or to grant licences to use, the Licensed Information and the Patents to develop, produce, market, sell, offer for sale, import and otherwise distribute the Proposed Product.

10.6. Upon the termination of this Agreement for whatever reason (other than the passage of time or Yeda's breach of this Agreement): (i) all rights in and to the Licensed Information and the Patents shall revert to Yeda and the Company shall not be entitled to make any further use thereof and the Company shall deliver to Yeda all drawings, plans, diagrams, specifications, other documentation, models or any other physical matter in the Company's possession in any way containing, representing or embodying the Licensed Information; and (ii) the Company shall grant to Yeda a non-exclusive, irrevocable, perpetual, paid-up, sublicenseable, worldwide licence in respect of the Company's Information. In this clause 10.6, the term **"the Company's Information"** shall include any regulatory filing or approval, filed or obtained by the Company in respect of the Products, all communications with the regulatory authorities, the drug master file

and any data, information or document covered by data protection or data exclusivity.

10.7. The termination of this Agreement for any reason shall not relieve the Company of any obligations which shall have accrued prior to such termination.

10.8. In the event that this Agreement shall be terminated, other than by way of termination by Yeda pursuant to clause 10.2.5 or 10.3 above, and that, at any time within 5 (five) years following such termination, Yeda shall grant to a third party a licence in respect of the Company's Information or any part thereof (alone or together with any part of the Licensed Information) and Yeda shall receive in respect of such licence consideration, then, subject to the Company having complied and continuing to comply with all its obligations under this Agreement which remain in existence following termination of this Agreement as aforesaid (including the provisions of clause 10.6 above) Yeda shall pay to the Company 25% (twenty-five percent)] of the Net Proceeds actually received by Yeda in respect of such a licence, until such time as the Company shall have received, in aggregate, an amount equal to 125% of the Company's direct expenditure in the development of Products in accordance with any Development Program, as evidenced by the Company's written records. Yeda shall pay to the Company amounts, if any, payable under this clause 10.8 above, within 90 (ninety) days of receipt of the relevant Net Proceeds.

For the purpose of this clause 10.8, **"Net Proceeds"** means royalties or other monetary consideration actually received by Yeda in respect of such licence (excluding funds for research and/or development at the Institute or payments for the supply of services) after deduction of all costs, fees and expenses incurred by Yeda in connection with such licence (including, without limitation, patent related costs, and all attorneys fees and expenses and other costs and expenses in connection with the negotiation, conclusion and administration of such licence).

11. NOTICES

Any notice or other communication required to be given by one party to the other under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the next business day after receipt of confirmation of transmission; or (iii) 10 (ten) days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such

service—it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the parties set out below, or to such other address or addresses as any of the parties hereto may from time to time in writing designate to the other party hereto pursuant to this clause 11:

11.1.	to Yeda at:	P.O. Box 95 Rehovot 76100 Israel *Attention: the CEO* *Facsimile: +972-8-9470739*
11.2.	to the Company at:	3 Sapir Street Weizmann Science Park Nes Ziona Israel *Attention: Avri Havron* *Facsimile: +972-8-9300091*

12. **VALUE ADDED TAX**

The Company shall pay to Yeda all amounts of Value Added Tax imposed on Yeda in connection with the transactions under this Agreement. All amounts referred to in this Agreement shall be exclusive of Value Added Tax.

13. **GOVERNING LAW AND JURISDICTION**

This Agreement shall be governed in all respects by the laws of Israel and the parties hereby submit to the exclusive jurisdiction of the competent Israeli courts, except that Yeda may bring suit against the Company in any other jurisdiction outside Israel in which the Company has assets or a place of business.

14. **MISCELLANEOUS**

14.1. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

14.2. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject-matter hereof (including, the Memorandum of Understanding and Evaluation and Option Agreement between Yeda

and the Company, both dated 7 July 2009, provided, however, that the surviving clauses of such Evaluation and Option Agreement shall not be superseded and shall survive with regard to the period during which such Evaluation and Option Agreement was in force) and this Agreement may be amended only by a written document signed by both parties hereto. No party has, in entering into this Agreement, relied on any warranty, representation or undertaking, except as may be expressly set out herein.

14.3. This Agreement may be executed in any number of counterparts (including counterparts transmitted by telecopier or fax), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

14.4. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party's rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

14.5. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. The parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision.

14.6. Nothing contained in this Agreement shall be construed to place the parties in a relationship of partners or parties to a joint venture or to constitute either party an agent, employee or a legal representative of the other party and neither party shall have power or authority to act on behalf of the other party or to bind the other party in any manner whatsoever.

14.7. All payments to be made to Yeda hereunder shall be made in US Dollars by banker's cheque or by bank transfer to Yeda's bank account, the details of which are as follows: Bank Leumi le–Israel

B.M., 200 Herzl Street Rehovot branch #930, account no. 12370011; swift: LUMIILITTLV, Routing Number: IL010930, IBAN no. IL18 0109 3000 0001 2370 011.

14.8. All payments to be made to Yeda hereunder shall be made free and clear of, and without any deduction for or on account of, any set-off, counterclaim or tax.

14.9. Each party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

14.10. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person who is not a party to this Agreement, save for clauses 7 and 9 above.

15. **GUARANTEE**

15.1. Prolor, as primary obligor, hereby irrevocably and unconditionally guarantees the due and timely performance by the Company of all of the obligations of the Company pursuant to this Agreement, including the Company's royalty and other financial obligations hereunder, and agrees to pay to Yeda from time to time on demand any and every sum or sums of money which the Company is at any time liable to pay to Yeda and which has become due and payable but has not been paid at the time such demand is made.

15.2. The obligations of Prolor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Company and shall continue in full force and effect until final payment in full of all amounts owing by the Company.

15.3. Neither the obligations of Prolor herein contained nor the rights, powers and remedies conferred upon Yeda by Prolor by this guarantee or by law shall be discharged, impaired or otherwise affected by:

15.3.1. the winding-up, dissolution, administration or re-organisation of the Company or any other person or any change in the Company's status, function, control or ownership;

15.3.2. any of the obligations of the Company or any other person under this Agreement being or becoming illegal, invalid, unenforceable or ineffective in any respect;

15.3.3. time or other indulgence being granted or agreed to be granted to the Company in respect of its obligations under this Agreement;

15.3.4. any amendment to, or any variation, waiver or release of, any obligation of the Company under this Agreement;

15.3.5. any other act, event or omission which, but for this clause 15.3 might operate to discharge, impair or otherwise affect any of the obligations of Prolor herein contained or any of the rights, powers or remedies conferred upon Yeda by this guarantee or by law.

15.4. Yeda shall not be obliged before exercising any of the rights, powers or remedies conferred upon it by Prolor by this guarantee or by law:

15.4.1. to make any demand of the Company;

15.4.2. to take any action or obtain judgment in any court against the Company; or

15.4.3. to make or file any claim or proof in a winding-up, bankruptcy or dissolution of the Company.

15.5. Without derogating from any other provisions of this guarantee which exclude the application of, or constitute a waiver by Prolor of, certain defences or rights under the Israeli Guarantee Law 1967 (**"the Guarantee Law"**) (which defences or rights would, but for such provision, have been available to Prolor), Prolor hereby waives all rights and defences under the Guarantee Law and confirms that the provisions of the Guarantee Law affording such rights or defences to a guarantor shall not apply to this guarantee.

15.6. The guarantee pursuant to this clause 15 shall be governed in all respects by the laws of Israel. Yeda and Prolor hereby submit to the exclusive jurisdiction of the competent Israeli courts, except that Yeda may bring suit against Prolor in any other jurisdiction outside Israel in which Prolor has assets or a place of business.

IN WITNESS WHEREOF the parties hereto have set their signatures as of this 30th day of December, 2010.

for **YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED**

Signature: [signature]

Name: ~~Prof. Mudi Sheves~~ Amir [illegible]

Title: ~~Chairman~~ C.E.O.

Date:

for **MODIGENTECH LTD.**

Signature: [signature]

Name: ABRAHAM HAVRON

Title: CEO

Date: Dec 30, 2010

for **PROLOR BIOTECH INC (for the purposes of clause 15 only)**

Signature: [signature]

Name: SHAI NOVIK

Title: PRESIDENT

Date: Dec 30, 2010

Appendix A1

PATENT CARD
9646

Title: LONG-ACTING DRUGS AND PHARMACEUTICAL COMPOSITIONS COMPRISING THEM

Inventors: FRIDKIN Matityahu, SHECHTER Yoram, GERSHONOV Eytan

Country	Application	Publication	Grant	Status
Israel	07/08/1996 - 119029	-		Abandoned
PCT	05/08/1997 - PCT/IL97/00265	12/02/1998 - WO 98/05361 A2		Published
Canada	05/08/1997 - 2,261,835	-	29/07/2008 – 2,261,835	Granted
European Patent Office	05/08/1997 - 97933828.2	19/07/2000 - 1 019 089	09/11/2005 - 1 019 089	Validated
Austria	05/08/1997 - 97933828.2	19/07/2000 - 1 019 089	09/11/2005 - AT E 308 998 T1	Granted
Denmark	05/08/1997 - 97933828.2	19/07/2000 - 1 019 089	09/11/2005 - 1 019 089	Granted
France	05/08/1997 - 97933828.2	19/07/2000 - 1 019 089	09/11/2005 - 1 019 089	Granted
Germany	05/08/1997 - 97933828.2	19/07/2000 - 1 019 089	09/11/2005 - 69734607.2	Granted
Italy	05/08/1997 - 97933828.2	19/07/2000 - 1 019 089	09/11/2005 - 1 019 089	Granted
Spain	05/08/1997 - 97933828.2	19/07/2000 - 1 019 089	09/11/2005 - 1 019 089	Granted
Switzerland	05/08/1997 - 97933828.2	19/07/2000 - 1 019 089	09/11/2005 - 1 019 089	Granted
United Kingdom	05/08/1997 - 97933828.2	19/07/2000 - 1 019 089	09/11/2005 - 1 019 089	Granted
Israel	05/08/1997 - 128274	-	02/11/2006 - 128274	Granted
Japan	05/08/1997 - 507770/98	21/11/2000 - 2000-515542	04/12/2009 - 4416184	Granted
U.S.A	05/08/1997 - 09/242,026	-	07/01/2003 - 6,504,005	Granted

PATENT CARD

2003-051

Title: REVERSIBLE PEGYLATED DRUGS

Inventors: TSUBERY Haim, FRIDKIN Matityahu, SHECHTER Yoram

Country	Application	Publication	Grant	Status
U.S.A	08/04/2003 - 60/460,816	-	-	Expired
PCT	08/04/2004 - PCT/IL2004/000321	21/10/2004 - WO 2004/089280	-	Published
Australia	08/04/2004 - 2004228793	-	2004228793 - 21/01/2010	Granted
Australia	08/04/2004 - 2009227867	-	-	Pending
Canada	08/04/2004 - 2,521,784	-	-	Pending
European Patent Office	08/04/2004 - 04726602.8	01/02/2006 - 1 620 118	-	Published
Israel	08/04/2004 - 171274	-	-	Pending
Israel	08/04/2004 - N/A	-	-	Pending
Japan	08/04/2004 - 2006-507605	11/10/2007 - 2007-528354	-	Pending
U.S.A	06/10/2005 - 11/244,402	23/08/2006 - US-2006-0171920	7,585,837 - 08/09/2009	Granted
U.S.A	08/04/2004 - 12/540,169	18/02/2010 - 2010-0041867	-	Published

PATENT CARD

2000-037

Title: LONG ACTING CYTOKINE DERIVATIVES AND PHARMACEUTICAL COMPOSITIONS COMPRISING THEM

Inventors: SHECHTER Yoram, FRIDKIN Matityahu, GOLDWASER Itzhak, PATT Liana

Country	Application	Publication	Grant	Status
Israel	01/11/2000 - 139400	-	-	Abandoned
PCT	30/10/2001 - PCT/IL01/01005	10/05/2002 - WO 02/36067	-	Published
European Patent Office	30/10/2001 - 01982682.5	27/08/2003 - 1 337 270	1 337 270 - 16/07/2008	Validated
France	30/10/2001 - 01982682.5	27/08/2003 - 1 337 270	1 337 270 - 16/07/2008	Granted
Germany	30/10/2001 - 01982682.5	27/08/2003 - 1 337 270	60134883.4 - 16/07/2008	Granted
Italy	30/10/2001 - 01982682.5	27/08/2003 - 1 337 270	85027BE/2008 - 16/07/2008	Granted
Switzerland	30/10/2001 - 01982682.5	27/08/2003 - 1 337 270	1 337 270 - 16/07/2008	Granted
United Kingdom	30/10/2001 - 01982682.5	27/08/2003 - 1 337 270	1 337 270 - 16/07/2008	Granted
Israel	30/10/2001 - 155656	-	155656 - 18/05/2010	Granted

No.: 127379

Appendix A2

Figure 1; The inclusion of EDTA in the reaction-mixture, eliminates oxidation of PEG_{40}-SH to PEG_{40}-S-S-PEG_{40}.

(2) Examining solubility of the studied peptide/protein prior to conjugation. In practice the conjugation can be carried out at a pH range of 7 to 9. Obviously, it is highly desirable that the studied peptide/protein drug would be soluble fine during the conjugation. It is therefore advisable to determine the aqueous solubility of the studied peptide/protein at the above pH range prior to conjugation. If elevated pH value is been required (i.e. pH 9), the conjugation period is to be decreased to a period of 20 minutes only at 0°C. The pH has than to be droped with 1M HCl to pH ~ 6.0, prior of dialyzing the formed reversibly-pegylated conjugate.

(3) *Reversible-pegylation* of low molecular-weight amino-containing drugs; When low-molecular weight drugs (aminoglycoside, catecholamine, amino-acid derivatives) are turned into prolonged acting prodrugs by reversible-pegylation, the procedure we describe in Marcus et.al. (6) is most appropriate but some modifications are to be included; In this case we carry the conjugation at a molar ratio of PEG-SH: Fmoc/FMS spacer: low molecular weight drug of 1:1:100 ensuring 100% yield of the conjugate. The unlinked drugs (if not precious) is removed by dialysis; Still as stressed in the previous paragraphs, it is essential to determine sulfhydryl content following solubilization of PEG-SH, as well as using repurified FMS-spacer. The latter is to be added to the reaction mixture subsequent to codissolving the PEG-SH and the drug. It is recommended to conduct the conjugation in 0.1M Hepes-buffer (pH7.4) containing 10mM EDTA (rather than carried it in 0.1M $NaHCO_3$ at pH8.5 as previously recommended (6).

(4) A new conjugating protocol - The reversed procedure; In recent years we reexamined the alkylating integrity of the MAL function in MAL-FMS-OSu following incubation of this molecule in aqueous solutions having varying pH values; The outcome of this study is summarized in Figure 2.



Alkylating potency of the MAL Function (%)
100
80
60
40
20
0
Time 0 pH 6.0
Following incubation pH 8.5, 20 min
following incubation pH 7.4, 20 hrs, 25¡C
following incubation pH 7.4, 24 hrs, 7¡C
following incubation pH 6.0, 48 hrs, 7¡C

Figure 2; Alkylating potency of the MAL-function of MAL-FMS-Osu following incubation in aqueous solutions having different pH values.

While the alkylating capacity of Mal, is drastically decreased at pH8.5, no such loss is obtained when MAL-FMS-OSu is incubated at pH7.4 at 7°C for 24 hrs or at lower pH value (i.e. at pH6.0) over a period of two days (Figure 2). These findings allowed us to develop a new conjugating strategy having in it several remarkable benefits over the ones used previously. With this procedure the peptide/protein is initially modified with 3 molar excess of MAL-FMS-OSu, over a period of 1hr in 0.1M Hepes buffer (pH7.4) at 0°C. Excess reagent is removed either by dialysis (H_2O, pH6.0, 7°C, overnight) or by gel-filtration. The concentration of the MAL incorporated into the peptide or the protein is accurately determined by reacting an aliquot with reduced

glutathione (GSH) and quantitates the amount of GSH consumed. PEG-SH is than added in a stoichiometric quantity. The pH is than elevated to pH7.4 with Hepes buffer and the conjugate obtained (PEG-FMS-peptide) is dialyzed and lyophilized. This new procedure ends up with higher yields of reversibly-pegylated conjugates. It is particularly suitable for peptides and proteins that are less reactive toward the 'macromolecular-reagent' (namely PEG-MAL-FMS-OSu) that is formed prior to the covalent linkage of the peptide or the protein during reaction. Also with this procedure, purification of the heterobifunctional spacer prior to the conjugation is not required.

<u>References</u>

1. Tsubery, H., M. Mironchik, M. Fridkin, and Y. Shechter, (2004) Prolonging the action of protein and peptide drugs by a novel approach of reversible polyethylene glycol modification. *J Biol Chem*, **279** (37): 38118-24.
2. Shechter, Y., H. Tsubery, M. Mironchik, M. Rubinstein, and M. Fridkin, (2005) Reversible PEGylation of peptide YY3-36 prolongs its inhibition of food intake in mice. *FEBS Lett*, **579** (11): 2439-44.
3. Shechter, Y., M. Mironchik, S. Rubinraut, A. Saul, H. Tsubery, and M. Fridkin, (2005) Albumin-insulin conjugate releasing insulin slowly under physiological conditions: a new concept for long-acting insulin. *Bioconjug Chem*, **16** (4): 913-20.
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